INFORMATION

For Immediate Release
November 17, 2004
Contact:  513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2004 OPERATING RESULTS AND
INCREASES REGULAR CASH DIVIDEND RATE FOR FISCAL 2005

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record fiscal 2004 net sales of $79.6 million and diluted earnings per share of $0.60, respective increases of 21% and 28% over the prior fiscal year;

•	reported record fourth quarter fiscal 2004 net sales of $22.2 million and diluted earnings per share of $0.19, respective increases of 30% and 58%;

•	declared the regular quarterly cash dividend of $0.10 per share for the fourth quarter of fiscal 2004;

•	announced a 20% increase in the annual indicated cash dividend for fiscal 2005 from $0.40 to $0.48 per share; and

•	reaffirmed its recently increased fiscal 2005 guidance of per share diluted earnings between $0.66 and $0.70 on net sales of between $84 million and $88 million. This guidance does not include the planned acquisition of O.E.M. Concepts which is expected to be accretive to earnings.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2004	2003	% Change	2004	2003	% Change
Net Sales	$22,244	$17,155	+30%	$79,606	$65,864	+21%
Operating Income	4,163	3,175	+31%	14,658	12,789	+15%
Net Earnings	2,944	1,849	+59%	9,185	7,018	+31%
Earnings per Share (diluted)	$0.19	$0.12	+58%	$0.60	$0.47	+28%

	Sept. 30, 2004	Sept. 30, 2003
Cash	$ 2,583	$ 2,683
Working Capital	20,044	17,831
Long-term Obligations	17,093	21,505
Shareholders' Equity	32,932	27,484
Total Assets	69,339	66,420

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2004 were $22,244,000 as compared to $17,155,000 for the same period of the prior fiscal year, an increase of $5,089,000 or 30%. Net earnings for the fourth quarter ended September 30, 2004, were $2,944,000 or $0.19 per diluted share, up 59% and 58% respectively over the fourth quarter of fiscal 2003. Diluted common shares outstanding for the fourth quarter of fiscal 2004 and 2003 were 15,331,000 and 15,132,000 respectively.

FISCAL YEAR 2004 OPERATING RESULTS

Net sales for fiscal 2004 were $79,606,000 as compared to $65,864,000 for fiscal 2003, an increase of $13,742,000 or 21%. Net earnings for fiscal 2004 were $9,185,000 or $0.60 per diluted share, compared to $7,018,000 or $0.47 per diluted share, up 31% and 28% respectively over the prior fiscal year. Diluted common shares outstanding for fiscal 2004 and 2003 were 15,259,000 and 14,950,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.10 per share for the fourth quarter ended September 30, 2004. The dividend is of record November 26, 2004 and payable December 6, 2004. The Board of Directors decided to increase the indicated regular quarterly cash dividend rate to $0.12 per share for fiscal 2005. This annual indicated dividend rate of $0.48 per share represents a 20% increase over the fiscal 2004 rate of $0.40 per share. Meridian has now increased its regular cash dividend rate twelve times since it established a regular dividend fourteen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2005 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2005, management expects net sales to be in the range of $84 million to $88 million and per share diluted earnings to be between $0.66 and $0.70. The per share estimates assume an increase in average shares outstanding from approximately 15.3 million at fiscal 2004 year end to 15.6 million at fiscal 2005 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2005. Meridian has previously announced its intention to acquire O.E.M. Concepts. When completed, this acquisition is expected to add to Meridian’s net earnings. The cash portion of the purchase price will be financed from Meridian’s cash on hand and unused available commercial bank credit facility. No stock will be issued.

FINANCIAL CONDITION

The Company’s financial condition is sound. At September 30, 2004, current assets were $36,711,000 compared to current liabilities of $16,667,000, thereby producing working capital of $20,044,000 and a current ratio of 2.2. Cash on hand was $2,583,000 and the Company had borrowing capacity of $22,500,000 under its commercial bank credit facility. Long-term debt obligations were $17,093,000 compared to shareholders’ equity of $32,932,000. Subordinated convertible debt of $16,000,000 due 2006 and 2013, represented 94% of the total long-term debt obligations outstanding. During fiscal 2004, the Company redeemed $4,000,000 principal amount of the 7% debentures due September 1, 2006 at par and exchanged $3,889,000 principal amount of the same debentures for new 5% debentures due 2013. The combined effect of this redemption and exchange was to reduce annual interest expense, reduce potential equity dilution, increase the likelihood of equity conversion, and extend the maturity date.

Fourth Quarter and Fiscal 2004 (Unaudited) Results
Summary Financial Data (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003
Net sales	$22,244	$17,155	$79,606	$65,864
Cost of goods sold	9,620	7,220	33,931	27,576

Gross profit	12,624	9,935	45,675	38,288

Operating expenses -
Research and development	1,140	915	4,357	3,875
Sales and marketing	3,142	2,491	12,531	10,601
General and administrative	4,179	3,354	14,129	11,023

Total operating expenses	8,461	6,760	31,017	25,499

Operating income	4,163	3,175	14,658	12,789
Other income (expense), net	(291)	(77)	(1,463)	(1,198)

Income before income taxes	3,872	3,098	13,195	11,591
Income tax provision	928	1,249	4,010	4,573

Net earnings	$2,944	$1,849	$9,185	$7,018

Net earnings per basic common share	$0.20	$0.13	$0.62	$0.48
Basic common shares outstanding	14,912	14,708	14,863	14,664

Net earnings per diluted common share	$0.19	$0.12	$0.60	$0.47
Diluted common shares outstanding	15,331	15,132	15,259	14,950

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2004 and fiscal 2003 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net sales
U.S. Diagnostics	$12,751	$10,707	$48,153	$39,906
European Diagnostics	3,793	3,257	15,412	13,756
Life Science	5,700	3,191	16,041	12,202

	$22,244	$17,155	$79,606	$65,864

Operating Income
U.S. Diagnostics	$2,684	$2,346	$10,266	$9,029
European Diagnostics	538	614	2,095	2,389
Life Science	988	105	2,394	1,350
Eliminations	(47)	110	(97)	21

	$4,163	$3,175	$14,658	$12,789

Company Comments

John A. Kraeutler, President and Chief Operating Officer, said, “Our strong financial performance in fiscal year 2004 was evident in our 21% year over year increase in revenues. These results were largely due to our continued focus on the development and marketing of innovative tests, designed to speed diagnosis and to allow earlier treatment, plus expansion of our products and capabilities that enable the research and manufacture of diagnostics and biopharmaceuticals. We continued to gain share in our target areas of respiratory and gastrointestinal disease testing, resulting in revenue contributions above expectations. Additional new life science products and capabilities, including our first shipments to the National Institutes of Health of parvovirus vaccine, resulted in double-digit sales increases for Meridian’s Life Science business. Strength in our core business, along with continuing growth in our life science sector and, recent new product introductions, support our recent decision to increase our guidance for fiscal year 2005. We look forward to sharing our progress with you.”

William J. Motto, Chairman and Chief Executive Officer, said, “We believe shareholders are best served by steady sales growth, careful cost controls, attention to cash flow, and higher net earnings. We will continue to develop and introduce new products and search for profitable strategic acquisitions. Fiscal 2004 was a great year and we expect fiscal 2005 to be even better with earnings increasing to $0.66 to $0.70 per share. Our cash dividends have contributed significantly to the total return received by shareholders and I am pleased with our most recent 20% increase in the indicated dividend rate. Our focus remains on increasing shareholder value through higher sales and earnings, increased cash dividends, and higher stock prices.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

         (end